Exhibit 10.6

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (the “Agreement”), dated May 4, 2020, is by and between The Seneca Falls Savings Bank, MHC (the “MHC”) and Seneca-Cayuga Bancorp, Inc. (the “Company,” and together with the MHC, “Seneca”) and Stilwell Activist Fund, L.P., Stilwell Activist Investments, L.P., Stilwell Partners, L.P., Stilwell Value LLC, and Joseph Stilwell, an individual (collectively, “The Stilwell Group,” and each individually, a “Stilwell Group Member”).

RECITALS

WHEREAS, certain parties of The Stilwell Group are co-plaintiffs, and the Company is the defendant, in Case # 19-CV-6823-FPG docketed in the United States District Court for the Western District of New York (the “Lawsuit”);

WHEREAS, the parties to this Agreement have settled the Lawsuit through the execution of an agreement, dated May 4, 2020 (the “Lawsuit Settlement Agreement”) which is attached hereto as Exhibit A and made a part hereof; and

WHEREAS, Seneca and The Stilwell Group, have agreed that it is in their mutual interests to enter into this Agreement.

NOW THEREFORE, in consideration of the Recitals and the representations, warranties, covenants and agreements contained herein and other good and valuable consideration, and intending to be legally bound hereby, the parties hereto mutually agree as follows:

1.            Representations and Warranties of The Stilwell Group. Each Stilwell Group Member represents and warrants to Seneca as follows:

(a)           The Stilwell Group has fully disclosed in Exhibit B to this Agreement the total number of shares of common stock of the Company, par value $0.01 per share (“Company Common Stock”), as to which it and its affiliates are the beneficial owner, and neither The Stilwell Group nor any Stilwell Group Member nor any of their affiliates has (i) a right to acquire any beneficial ownership interest in any capital stock of the Company (other than cross-trades in the open market that do not change the overall percentage of The Stilwell Group’s total ownership), or (ii) a right to vote any shares of capital stock of the Company other than as set forth in Exhibit B;

(b)           The Stilwell Group and the Stilwell Group Members have full power and authority to enter into and perform their obligations under this Agreement, and the execution and delivery of this Agreement by The Stilwell Group and Stilwell Group Members has been duly authorized by The Stilwell Group and the Stilwell Group Members. This Agreement constitutes a valid and binding obligation of The Stilwell Group and the Stilwell Group Members, and the performance of its terms will not constitute a violation of any limited partnership agreement, operating agreement, bylaws, or any agreement or instrument to which The Stilwell Group or any Stilwell Group Member is a party;

(c)           There are no other persons who, by reason of their personal, business, professional or other arrangement with The Stilwell Group or any Stilwell Group Member, have agreed, in writing or orally, explicitly or implicitly, to take any action on behalf of or in lieu of The Stilwell Group or any Stilwell Group Member that would be prohibited by this Agreement; and

(d)          Other than the Lawsuit Settlement Agreement and otherwise as set forth in this Agreement, there are no arrangements, agreements or understandings concerning the subject matter of this Agreement between The Stilwell Group or any Stilwell Group Member and Seneca.

2.            Representations and Warranties of Seneca. The MHC and the Company each hereby represents and warrants to The Stilwell Group as follows:

(a)          The MHC and the Company have full power and authority to enter into and perform their respective obligations under this Agreement and the execution and delivery of this Agreement by the MHC and the Company has been duly authorized by the Boards of Directors of the MHC and the Company. This Agreement constitutes a valid and binding obligation of the MHC and the Company and the performance of its terms will not constitute a violation of their respective charters or bylaws, or any agreement or instrument to which the MHC or the Company is a party.

(b)          Other than the Lawsuit Settlement Agreement and otherwise as set forth in this Agreement, there are no arrangements, agreements, or understandings concerning the subject matter of this Agreement between The Stilwell Group or any Stilwell Group Member and Seneca.

3.            Covenants.

(a)           During the term of this Agreement, Seneca covenants and agrees as follows:

(i)            Within ten (10) business days of the execution of this Agreement, Seneca will publicly announce its intention to implement a second-step stock conversion, pursuant to which the MHC would sell its majority ownership in the Company in a second-step stock offering and simultaneously the Company will reorganize to a fully public stock holding company (the “second-step conversion”);

(ii)           Seneca will adopt a Plan of Conversion and Reorganization (the “Plan of Conversion”) to effectuate the second-step conversion. Seneca will use its best efforts to file, by September 14, 2020, (1) a registration statement with the Securities and Exchange Commission (“SEC”), including a prospectus containing June 30, 2020 financial information and (2) an application for conversion and related filings with the Board of Governors of the Federal Reserve System (“FRB”) and the Office of the Comptroller of the Currency (“OCC”). If Seneca has not made the aforementioned filings with the SEC, FRB and OCC by September 14, 2020, Seneca shall provide a written explanation to The Stilwell Group as to how it used its best efforts to make such filings. Seneca will use its best efforts to secure regulatory clearance/approval of such registration statement and applications no later than November 12, 2020. If a mailing for the second-step conversion, including a prospectus, has not commenced by November 22, 2020, Seneca shall provide a detailed written explanation to The Stilwell Group as to how it used its best efforts to secure regulatory clearance/approval and why the related mailing, including the prospectus, was not printed and mailed by November 22, 2020. If the aforementioned deadlines are not met, Seneca will continue to use best efforts to make the aforementioned filings, secure regulatory clearance/approval and commence the related mailing as soon as possible thereafter in order to effectuate the second-step conversion.

(iii)          Within five (5) business days from the effective date of the consummation of the second-step conversion, the corporation which is the successor to the Company as a result of the second-step conversion (“Newco”), will reimburse The Stilwell Group for 100% of the fees and expenses of The Stilwell Group incurred from the Litigation as is set forth in Exhibit C.

(iv)          Beginning one year after the completion of the second-step conversion, the board of directors of Newco will, at least annually, evaluate the implementation of a stock repurchase plan for the common stock of Newco.

(v)           Following its formation and organization, Newco, the Company and The Stilwell Group will enter into an agreement binding Newco to the terms of this Agreement, substantially in the form attached as Exhibit D.

(b)          In compliance with the Plan of Conversion and applicable banking and securities regulations and laws, The Stilwell Group, each Stilwell Group Member and their affiliates will be entitled to purchase shares of common stock of Newco in the second-step conversion. Other than any such change in ownership as set forth immediately above, during the term of this Agreement, The Stilwell Group and each Stilwell Group Member covenant and agree not to do the following, and will secure the agreement of their affiliates not to do the following, directly or indirectly, alone or in concert with any other person. For purposes of this Section 3(b), references to the Company or Company Common Stock include Newco and Newco Common Stock:

(i)            own, acquire, offer or propose to acquire or agree to acquire, whether by purchase, tender or exchange offer, or through the acquisition of control of another person or entity (including by way of merger or consolidation) any additional shares of the outstanding Company Common Stock, any rights to vote or direct the voting of any additional shares of Company Common Stock, or any securities convertible into Company Common Stock (except by way of stock splits, stock dividends, stock reclassifications or other distributions or offerings made available and, if applicable, exercised on a pro rata basis, to holders of the Company Common Stock generally);

(ii)           without the Company’s prior written consent, directly or indirectly, sell, transfer or otherwise dispose of any interest in The Stilwell Group’s shares of Company Common Stock to any person The Stilwell Group believes, after reasonable inquiry, would be beneficial owner after any such sale or transfer of more than 5% of the outstanding shares of the Company Common Stock. However, if the Company announces a merger, sale or a substantial disposition of its assets to a third-party, The Stilwell Group and each Stilwell Group Member shall be entitled to sell their shares without limitation;

(iii)          (A) propose or seek to effect a merger, consolidation, recapitalization, reorganization, sale, lease, exchange or other disposition of substantially all the assets of, or other business combination involving, or a tender or exchange offer for securities of, the Company or its wholly owned subsidiary, Generations Bank (the “Bank”) or any material portion of the Company’s or the Bank’s business or assets or any other type of transaction that would result in a change in control of the Company (any such transaction described in this clause (A) is a “Company Transaction” and any proposal or other action seeking to effect a Company Transaction as described in this clause (A) is defined as a “Company Transaction Proposal”), (B) seek to exercise any control or influence over the management of the Company or the Boards of Directors of the Company or the Bank or any of the businesses, operations or policies of the Company or the Bank, (C) present to the Company, its stockholders or any third party any proposal constituting or that could reasonably be expected to result in a Company Transaction, or (D) seek to effect a change in control of the Company;

(iv)         publicly suggest or announce its willingness or desire to engage in a transaction or group of transactions or have another person engage in a transaction or group of transactions that would constitute or could reasonably be expected to result in a Company Transaction or take any action that might require the Company to make a public announcement regarding any such Company Transaction;

(v)           initiate, request, induce, encourage or attempt to induce or give encouragement to any other person to initiate any Company Transaction Proposal, or otherwise provide assistance to any person who has made or is contemplating making, or enter into discussions or negotiations with respect to any proposal constituting or that can reasonably be expected to result in, any Company Transaction Proposal;

(vi)          form, join in or in any other way (including by deposit of the Company’s capital stock) participate in a partnership, pooling agreement, syndicate, voting trust or other group with respect to Company Common Stock, or enter into any agreement or arrangement or otherwise act in concert with any other person, for the purpose of acquiring, holding, voting or disposing of Company Common Stock;

(vii)        solicit proxies or written consents or assist or participate in any other way, directly or indirectly, in any solicitation of proxies or written consents, or otherwise become a “participant” in a “solicitation,” or assist any “participant” in a “solicitation” (as such terms are defined in Rule 14a-1 of Regulation 14A and Instruction 3 of Item 4 of Schedule 14A, respectively, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) in opposition to any recommendation or proposal of the Company’s Board of Directors, or recommend or request or induce or attempt to induce any other person to take any such actions, or seek to advise, encourage or influence any other person with respect to the voting of (or the execution of a written consent in respect of) the Company Common Stock, or execute any written consent in lieu of a meeting of the holders of the Company Common Stock or grant a proxy with respect to the voting of the capital stock of the Company to any person or entity other than the Board of Directors of the Company;

(viii)        initiate, propose, submit, encourage or otherwise solicit shareholders of the Company for the approval of one or more shareholder proposals or the election of a person not supported by the Company’s Board of Directors to its Board of Directors or induce or attempt to induce any other person to initiate any shareholder proposal, or seek election to, or seek to place a representative or other affiliate or nominee on, the Company’s Board of Directors, or seek removal or resignation of any member of the Company’s or the Bank’s Boards of Directors;

(ix)          (A) join with or assist any person or entity, directly or indirectly, in opposing, or make any statement in opposition to, any proposal or director nomination submitted by the Company’s Board of Directors to a vote of the Company’s shareholders, or (B) join with or assist any person or entity, directly or indirectly, in supporting or endorsing (including supporting, requesting or joining in any request for a meeting of shareholders in connection with), or make any statement in favor of, any proposal submitted to a vote of the Company’s shareholders that is opposed by the Company’s Board of Directors;

(x)           nominate or encourage, directly or indirectly, for the election as director of the Company any person who is not approved for nomination by the Company’s Board of Directors, or submit or encourage the submission of any stockholder proposal for business at a meeting of the Company’s stockholders that is not supported by the Company’s Board of Directors;

(xi)          vote for any nominee or nominees for election to the Board of Directors of the Company other than those nominated or supported by the Company’s Board of Directors;

(xii)         except in connection with the enforcement of this Agreement, initiate or participate, by encouragement or otherwise, in any litigation against the Company or the Bank or their respective officers and directors, or in any derivative litigation on behalf of the Company or the Bank, except for testimony which may be required by law;

(xiii)        request, or induce or encourage any other person to request, that the Company amend or waive any of the provisions of this Agreement; and

(xiv)        advise, assist, encourage or finance (or arrange, assist or facilitate financing to or for) any other person in connection with any of the matters restricted by, or otherwise seek to circumvent the limitations of, this Agreement.

(c)           During the term of this Agreement, each Stilwell Group Member agrees not to disparage the MHC, the Company, Newco, the Bank or any of their directors, officers or employees in any public or quasi-public forum, and the MHC, the Company, Newco and the Bank agree not to disparage The Stilwell Group or a Stilwell Group Member, as the case may be, in any public or quasi-public forum.

4.            Notice of Breach and Remedies.

The parties expressly agree that an actual or threatened breach of this Agreement by any party will give rise to irreparable injury that cannot adequately be compensated by damages. Accordingly, in addition to any other remedy to which it may be entitled, each party shall be entitled to seek a temporary restraining order or injunctive relief to prevent a breach of the provisions of this Agreement or to secure specific enforcement of its terms and provisions.

The Stilwell Group and each Stilwell Group Member expressly agree that they will not be excused or claim to be excused from performance under this Agreement as a result of any material breach by Seneca unless and until Seneca is given written notice of such breach and thirty (30) business days either to cure such breach or seek relief in court. If Seneca seeks relief in court, The Stilwell Group and each Stilwell Group Member irrevocably stipulate that any failure to perform by The Stillwell Group and/or any Stilwell Group Member or any assertion by The Stilwell Group and/or any Stilwell Group Member that they are excused from performing their obligations under this Agreement would cause Seneca irreparable harm, that Seneca shall not be required to provide further proof of irreparable harm in order to obtain equitable relief and that The Stilwell Group and each Stilwell Group Member shall not deny or contest that such circumstances would cause Seneca irreparable harm. If, after such thirty (30) business day period, Seneca has not either reasonably cured such material breach or obtained relief in court, The Stilwell Group or each Stilwell Group Member may terminate this Agreement by delivery of written notice to Seneca.

Seneca expressly agrees that it will not be excused or claim to be excused from performance under this Agreement as a result of any material breach by The Stilwell Group or any Stilwell Group Member unless and until The Stilwell Group and each Stilwell Group Member is given written notice of such breach and thirty (30) business days either to cure such breach or seek relief in court. If The Stilwell Group or any Stilwell Group Member seeks relief in court, Seneca irrevocably stipulates that any failure to perform by Seneca or any assertion by Seneca that it is excused from performing its obligations under this Agreement would cause The Stilwell Group and each Stilwell Group Member irreparable harm, that The Stilwell Group or any Stilwell Group Member shall not be required to provide further proof of irreparable harm in order to obtain equitable relief and that Seneca shall not deny or contest that such circumstances would cause The Stilwell Group and each Stilwell Group Member irreparable harm. If, after such thirty (30) business day period, The Stilwell Group or the Stilwell Group Member has not either reasonably cured such material breach or obtained relief in court, Seneca may terminate this Agreement by delivery of written notice to The Stilwell Group and each Stilwell Group Member.

5.            Term. This Agreement shall be effective upon the execution of the Agreement and will remain in effect until the next business day following the third annual meeting of shareholders of Newco following consummation of the second-step conversion.

6.            Notices. All notices, communications and deliveries required or permitted by this Agreement shall be made in writing signed by the party making the same, shall specify the Section of this Agreement pursuant to which it is given or being made and shall be deemed given or made (a) on the date delivered if delivered in person, (b) on the date delivered by electronic transmission if the recipient confirms to the sender delivery on such day, (c) on the third Business Day after it is mailed if mailed by registered or certified mail (return receipt requested) (with postage and other fees prepaid) or (d) on the day after it is delivered, prepaid, to an overnight express delivery service that confirms to the sender delivery on such day, as follows:

The Stilwell Group:	Joseph Stilwell
c/o The Stilwell Group
111 Broadway, 12th Floor
New York, New York 10006
joe@stilwellgroup.com

With a copy to:	E. J. Borrack, Esq.
c/o The Stilwell Group
111 Broadway, 12th Floor
New York, New York 10006
ejborrack@stilwellgroup.com

Seneca:	Seneca-Cayuga Bancorp, Inc.
20 East Bayard Street
Seneca Falls, New York 13148
Attention: Menzo D. Case
menzo.case@Mygenbank.com

With a copy to:	Kip Weissman, Esq.
Luse Gorman, PC
5335 Wisconsin Avenue, NW, Suite 780
Washington, DC 20015
kweissman@luselaw.com

8.            Governing Law and Choice of Forum. Unless applicable federal law or regulation is deemed controlling, New York law shall govern the construction and enforceability of this Agreement. Any and all actions concerning any dispute arising hereunder shall be filed in a state or federal court, as appropriate, sitting in the State of New York.

9.            Severability. If any term, provision, covenant or restriction of this Agreement is held by any governmental authority or a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

10.          Successors. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the successors by operation of law, of the parties, specifically including Newco. Except as otherwise expressly provided, this Agreement shall not inure to the benefit of, be enforceable by or create any right or cause of action in any person, including any stockholder of the Company, other than the parties to the Agreement. Nothing contained herein shall prohibit any Stilwell Group Member from transferring any portion or all of the shares of Company Common Stock owned thereby at any time to any affiliate of The Stilwell Group or any other Stilwell Group Member but only if the transferee agrees in writing for the benefit of Seneca (with a copy thereof to be furnished to Seneca prior to such transfer) to be bound by the terms of this Agreement (any such transferee shall be included in the terms “The Stilwell Group” and “Stilwell Group Member”).

11.          Survival of Representations, Warranties and Covenants. All representations, warranties and covenants shall survive the execution and delivery of this Agreement and shall continue for the term of this Agreement unless otherwise provided.

12.          Amendments. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.

13.          Definitions. As used in this Agreement, the following terms shall have the meanings indicated, unless the context otherwise requires:

(a)           The term “acquire” means every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise.

(b)           The term “acting in concert” means (i) knowing participation in a joint activity or conscious parallel action towards a common goal, whether or not pursuant to an express agreement, or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

(c)           The term “affiliate” means, with respect to any person, a person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with such other person.

(d)           The term “beneficial owner” shall have the meaning ascribed to it, and be determined in accordance with, Rule 13d-3 of the Securities and Exchange Commission’s Rules and Regulations under the Securities Exchange Act of 1934.

(e)           The term “change in control” denotes circumstances under which: (i) any person or group becomes the beneficial owner of shares of capital stock of the Company, Newco or the Bank representing 25% or more of the total number of votes that may be cast for the election of the Boards of Directors of the Company, Newco or the Bank, (ii) the persons who were directors of the Company, Newco or the Bank cease to be a majority of the Board of Directors, in connection with any tender or exchange offer (other than an offer by the Company, Newco or the Bank), merger or other business combination, sale of assets or contested election, or combination of the foregoing, or (iii) stockholders of the Company, Newco or the Bank approve a transaction, other than the second-step conversion, pursuant to which substantially all of the assets of the Company, Newco or the Bank will be sold.

(f)            The term “control” (including the terms “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management, activities or policies of a person or organization, whether through the ownership of capital stock, by contract, or otherwise.

(g)           The term “group” has the meaning as defined in Section 13(d)(3) of the Securities Exchange Act of 1934.

(h)           The term “person” includes an individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, syndicate, or any other group formed for the purpose of acquiring, holding or disposing of the equity securities of the Company or of Newco.

(i)            The term “transfer” means, directly or indirectly, to sell, gift, assign, pledge, encumber, hypothecate or similarly dispose of (by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, gift, assignment, pledge, encumbrance, hypothecation or similar disposition of (by operation of law or otherwise), any common stock of the Company or of Newco or any interest in any common stock of the Company or of Newco; provided, however, that a merger or consolidation, other than the second-step conversion, in which the Company or Newco is a constituent corporation shall not be deemed to be the transfer of any common stock beneficially owned by The Stilwell Group or a Stilwell Group Member.

(j)            The term “vote” means to vote in person or by proxy, or to give or authorize the giving of any consent as a stockholder on any matter.

14.          Counterparts; Electronic Transmission. This Agreement may be executed in any number of counterparts and by the parties in separate counterparts, and signature pages may be delivered by PDF electronic transmission via e-mail, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

15.          Duty to Execute. Each party agrees to execute any and all documents, and to do and perform any and all acts and things necessary or proper to effectuate or further evidence the terms and provisions of this Agreement.

16.          Termination. This Agreement shall cease, terminate and have no further force and effect upon the expiration of the term as set forth in Section 5, unless earlier terminated pursuant to by mutual written agreement of the parties.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the undersigned and is effective as of the day and year first above written.

STILWELL ACTIVIST INVESTMENTS, L.P.
By:	Stilwell Value LLC	JOSEPH STILWELL
General Partner

By:
	Joseph Stilwell	Joseph Stilwell
Managing Member

STILWELL PARTNERS, L.P.

By:
Joseph Stilwell
General Partner

STILWELL ACTIVIST FUND, L.P.
By:	Stilwell Value LLC
General Partner

By:
Joseph Stilwell
Managing Member

STILWELL VALUE LLC

By:
Joseph Stilwell
Managing Member

THE SENECA FALLS SAVINGS BANK, MHC

By:
Menzo D. Case
President and Chief Executive Officer

SENECA-CAYUGA BANCORP, INC.

By:
Menzo D. Case
President and Chief Executive Officer